UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
FORM 8-K
__________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 28, 2017
 _________________________
OUTFRONT Media Inc.
(Exact name of registrant as specified in its charter)
 __________________________

Maryland	001-36367	46-4494703
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

405 Lexington Avenue, 17th Floor New York, New York	10174
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 297-6400
__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2017, OUTFRONT Media Inc. (the “Company”) entered into a new employment agreement with Andrew R. Sriubas, which provides for his continued employment with the Company under the new title of Chief Commercial Officer, from July 28, 2017 through July 27, 2020, with automatic one-year extensions if the employment agreement is not otherwise terminated by the Company or Mr. Sriubas. Mr. Sriubas’s employment agreement provides for an annual base salary of $650,000, and an annual target bonus opportunity equal to 85% of his annual salary (with a maximum bonus opportunity of up to 200% of his annual salary if applicable performance goals are exceeded), which are subject to review and increase at the discretion of the compensation committee (the “Committee”) of the Company’s board of directors. Mr. Sriubas is also eligible to receive annual grants of long-term incentive compensation as determined by the Committee based on a target value of $2.0 million commencing in 2018, as well as an additional equity award if the Company renews its transit contract with the New York Metropolitan Transportation Authority in an amount and on terms and conditions to be determined by the Company’s board of directors and Chief Executive Officer in their sole discretion. The terms and conditions of any long-term incentive equity compensation awarded to Mr. Sriubas are set forth in the Company’s Amended and Restated Omnibus Stock Incentive Plan and the related equity award terms and conditions. In addition, Mr. Sriubas is entitled to participate in arrangements for benefits, business expenses and perquisites generally available to our other senior executives of the Company.

In the event that Mr. Sriubas is terminated by the Company without cause or by him for good reason, Mr. Sirubas is entitled to receive the following payments and benefits, subject to Mr. Sriubas executing a general release: (1) a cash severance amount equal to the sum of 12 months of his annual salary and his annual target cash bonus; (2) Company-paid medical and dental benefits for up to 12 months; (3) accelerated vesting of restricted share unit (“RSU”) awards and performance-based RSU (“PRSU”) awards granted before January 1, 2017 that would have vested during the 12-month period following Mr. Sriubas’s termination of employment; and (4) accelerated vesting of RSU and PRSU awards granted after January 1, 2017, subject to the satisfaction of the performance-based conditions applicable to the PRSU awards.

Mr. Sriubas’s employment agreement also contains restrictive covenants imposing non-competition and non-disparagement obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. Further, Mr. Sriubas’s employment agreement provides for indemnification by the Company to the fullest extent permitted by law and the Company’s charter and bylaws against liabilities, losses, judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Mr. Sriubas in connection with his service for the Company.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OUTFRONT MEDIA INC.

By:	/s/ Donald R. Shassian
	Name:	Donald R. Shassian
	Title:	Executive Vice President and
Chief Financial Officer

Date: July 28, 2017